5 June 2007

Our Ref AJM/KAL//RLN/3111684

Perpetual Limited Level 12, 123 Pitt Street SYDNEY NSW 2000	Perpetual Trustee Company Limited Level 12, 123 Pitt Street SYDNEY NSW 2000

Standard & Poor’s (Australia) Pty. Ltd. Level 37, 120 Collins Street MELBOURNE VIC 3000	Fitch Australia Pty Limited AMP Centre Level 43, 50 Bridge Street SYDNEY NSW 2000

Moody’s Investors Services Pty Limited Level 10, 1 O’Connell Street SYDNEY NSW 2000	ME Portfolio Management Limited Level 16, 360 Collins Street MELBOURNE VIC 3000

Members Equity Bank Pty Limited Level 16, 360 Collins Street MELBOURNE VIC 3000	Australia and New Zealand Banking Group Limited Level 2, 20 Martin Place SYDNEY NSW 2000

The Bank of New York 101 Barclay Street Floor 4 East New York NY 10286 UNITED STATES OF AMERICA	Deutsche Bank AG, Sydney Branch Level 16, Deutsche Bank Place Cnr Hunter & Phillip Streets SYDNEY NSW 2000

Deutsche Bank Securities Inc. 60 Wall Street NEW YORK, NY 10005 UNITED STATES OF AMERICA	Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London EC2N2DB UNITED KINGDOM

Credit Suisse Securities (USA) LLC 11 Madison Avenue 4th Floor NEW YORK, NY 10010 UNITED STATES OF AMERICA	Credit Suisse Securities (Europe) Limited One Cabot Square London E14 4QJ UNITED KINGDOM

HENRY DAVIS YORK

Credit Suisse, Sydney Branch Level 31, Gateway Building 1 Macquarie Place SYDNEY NSW 2000	Macquarie Bank Limited Level 1, 1 Martin Place SYDNEY NSW 2000

BNY Fund Services (Ireland) Limited Guild House Guild Street Dublin 1 REPUBLIC OF IRELAND	Commonwealth Bank of Australia Level 1, 120 Pitt Street Sydney NSW 2000

Perpetual Limited
Superannuation Members’ Home Loans (SMHL) Trusts - SMHL Global Fund 2007-1

We have acted as legal advisers to Perpetual Limited ABN 86 000 431 827 (PL) and Perpetual Trustee Company Limited ABN 42 000 001 007 (PTCL) (each a Company) in relation to the Documents (defined below). We have been asked to provide you with this opinion.

1.	Documents

We have examined and rely on:

(a)
a copy of the Supplemental Deed to the Master Trust Deed for the Superannuation Members’ Home Loans Trusts between the Trustee and ME Portfolio Management Limited (Manager) dated 2 May 2007 (Trust Deed);

(b)	a copy of the Amending Deed No.11 to the Mortgage Origination and Management Agreement dated 2 May 2007 (MOMA);

(c)	a copy of the document entitled “Deed of Indemnity - SMHL Global Fund 2007-1” dated24 May 2007 between PL, the Manager and ME (Deed of Indemnity);

(d)
a copy of the document entitled “Notice of Creation of a Securitisation Fund” dated 2 May 2007 to PL (Trustee) from the Manager providing for the creation of a Securitisation Fund to be known as “SMHL Global Fund 2007-1” (Fund) (Notice of Creation);

(e)	a copy of the document entitled “Securitisation Fund Bond Issue Direction - SMHL Global Fund 2007-1” dated 29 May 2007 to the Trustee from the Manager;

(f)
a copy of the document entitled “Supplementary Bond Terms Notice: SMHL Global Fund 2007-1 - Class A Notes and Class B Notes” dated 29 May 2007 between the Trustee, the Manager, The Bank of New York (Note Trustee) and PTCL (Supplementary Bond Terms Notice) relating to proposed notes (Global Notes);

(g)
a copy of the document entitled “Supplementary Bond Terms Notice: SMHL Global Fund 2007-1 - Liquidity Notes” dated 29 May 2007 to the Trustee from the Manager relating to proposed notes (Liquidity Notes);

HENRY DAVIS YORK

(h)
a copy of the document entitled “Security Trust Deed - SMHL Global Fund 2007-1” dated 2 May 2007 between the Trustee, the Manager, PTCL (in that capacity, Security Trustee) and the Note Trustee (Security Trust Deed);

(i)
a copy of the document entitled “Note Trust Deed - SMHL Global Fund 2007-1” dated as of 29 May 2007 between the Trustee, the Manager, BNY Fund Services (Ireland) Limited (as Irish Paying Agent and Class A3 Irish Paying Agent), The Bank of New York (as note trustee, principal paying agent, calculation agent and note registrar) and the Security Trustee (Note Trust Deed);

(j)
a copy of the document entitled “Underwriting Agreement” dated 24 May 2007 between the Trustee, the Manager, ME and Credit Suisse Securities (USA) LLC (as Representative for the underwriters) (Class A1 Notes Underwriting Agreement);

(k)
a copy of the document entitled “Subscription Agreement” dated 25 May 2007 between the Trustee, PL in its capacity as trustee of the Superannuation Members’ Home Loans Origination Fund No. 3 (SMHL OF3 Trustee), the Managers, ME, Credit Suisse Securities (Europe) Limited, London Branch, Deutsche Bank AG, London Branch, and Macquarie Bank Limited(Class A2 Notes Subscription Agreement);

(l)
a copy of the document entitled “Class A3 Notes Underwriting Agreement - SMHL Global Fund 2007-1” dated 24 May 2007 between, among others, the Trustee, the SMHL OF3 Trustee, the Manager, the Security Trustee, Credit Suisse, Sydney Branch, Deutsche Bank AG, Sydney Branch and Australia and New Zealand Banking Group Limited (Class A3 Notes Underwriting Agreement);

(m)
a copy of the document entitled “Class B Notes Underwriting Agreement - SMHL Global Fund No. 2007-1” dated 24 May 2007 between the Trustee, the SMHL OF3 Trustee, the Manager, Deutsche Bank AG, Sydney Branch and Australia and New Zealand Banking Group Limited (Class B Underwriting Agreement);

(n)
a copy of the document entitled “Payment Funding Facility Agreement for the Issue and Repayment of Notes - SMHL Global Fund 2007-1” dated 29 May 2007 between the Trustee, the SMHL OF3 Trustee and the Manager (as both SF Manager and OF Manager) (PFF Agreement), providing for the issue of notes (PFF Notes);

(o)
a copy of the document entitled “Redraw Funding Facility Agreement for the Issue and Repayment of Notes - SMHL Global Fund 2007-1” dated 29 May 2007 between the Trustee, the SMHL OF3 Trustee and the Manager (as both SF Manager and OF Manager) (RFF Agreement), providing for the issue of notes (RFF Notes);

(p)
a copy of the document entitled “Top-up Funding Facility Agreement for the Issue and Repayment of Notes - SMHL Global Fund 2007-1” dated 29 May 2007 between the Trustee, the SMHL OF3 Trustee and the Manager (as both SF Manager and OF Manager) (TFF Agreement), providing for the issue of notes (TFF Notes);

HENRY DAVIS YORK

(q)
a copy of the ISDA Master Agreement and the Schedule to it dated 29 May 2007 between Australia and New Zealand Banking Group Limited, the Trustee and the Manager (Currency ISDA) together with an unexecuted form of the confirmations for cross currency swap transactions to be dated on or about the Closing Date;

(r)
a copy of the ISDA Master Agreement and the Schedule to it dated 28 May 2007 between Commonwealth Bank of Australia, the Trustee and the Manager (Interest ISDA) together with an unexecuted form of the confirmations for interest rate swap transactions to be dated on or about the Closing Date;

(s)	a copy of the constitution of each Company;

(t)	a copy of each of the following powers of attorney:

(i)	PL (then known as Perpetual Trustees Australia Limited) and PTCL dated 12 March 2002;

(ii)	PL dated 1 May 2007;

(iii)	PL dated 24 May 2007;

(iv)	PTCL dated 1 May 2007; and

(v)	PTCL dated 24 May 2007,

(each a Power of Attorney);

(u)
a certificate dated 5 June 2007 from Craig Cullen, on behalf of PL and PTCL (Certificate), a copy of which is annexed to this opinion, certifying that (amongst other things) each Power of Attorney was executed in the manner approved by the board of directors of PL and PTCL; and

(v)	such other documents as we think necessary in order to give this opinion.

2.	Definitions

In this opinion, unless the context requires otherwise:

Corporations Act means the Corporations Act 2001 of Australia;

Document means each of the documents listed in paragraphs 1(a) to 1(r);

GST means any goods and services tax or similar value added tax imposed in relation to a supply of any goods, property, service or any other thing pursuant to A New Tax System (Goods and Services Tax) Act 1999 of Australia;

Notes means each of the Global Notes, the Liquidity Notes, the PFF Notes, the RFF Notes and the TFF Notes;

Other Funds means Superannuation Members’ Home Loans Origination Fund No. 3, the Superannuation Members’ Home Loans Warehousing Trust 2004-1 and any other fund created under the Trust Deed to which any of the Documents might apply; and

HENRY DAVIS YORK

terms that are defined in a Document have the same meaning.

3.	Scope

This opinion relates only to the laws of New South Wales (Relevant Jurisdiction), and the federal laws of the Commonwealth of Australia as they apply in the Relevant Jurisdiction, in force at 9.00 am on the date of this opinion (together, Relevant Laws). In expressing our opinion on the validity, binding effect, legality and enforceability of the Documents and the Notes under the Relevant Laws, we have assumed their validity, binding effect, legality and enforceability under any other applicable laws. We are under no obligation, and have not been requested, to update the contents of this opinion at any time.

4.	General assumptions

For the purpose of giving our opinion we have also assumed:

(a)	the authenticity of all signatures, seals and dates, and of any stamp duty or marking;

(b)	the completeness, and conformity to originals and final drafts, of all copies or incomplete documents submitted to us;

(c)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(d)	that the Documents and the Notes have been or will be duly stamped (if required);

(e)	for the purposes of paragraph 6(c) only, that all conditions precedent to the issue of the Notes (other than conditions precedent on which we opine in this opinion) have been completed;

(f)
that the Documents and the Notes are within the capacity and power of and have been or will be validly authorised, executed and delivered by each party to them (other than the Companies), and constitute valid and binding obligations of each party to them under all applicable laws (other than, in the case of the Companies, the Relevant Laws), and that each party to a Document or a Note will duly comply with its obligations under the Documents and the Notes and any applicable law;

(g)
that, if an obligation is to be performed in a jurisdiction other than a Relevant Jurisdiction, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction;

(h)	that the Notes will be advertised, offered and sold in a manner that does not require disclosure to investors under Part 6D.2 of the Corporations Act;

(i)
that no party to a Document or a Note is conducting or will conduct its business or any activity contemplated by the Documents or the Notes in any way or for any purpose not evident from the face of the Documents or the Notes which might render any Document or Note illegal, void, voidable or otherwise unenforceable or might otherwise render any part of this opinion incorrect;

HENRY DAVIS YORK

(j)
that the Powers of Attorney have not been varied or revoked at the time of execution of the Documents and the Notes by the Companies (this has been confirmed to us by Craig Cullen, on behalf of PL and PTCL) and that the Documents and the Notes were executed on behalf of each Company by a person referred to in the relevant Power of Attorney and that the Powers of Attorney have been or will be registered with the Registrar General in New South Wales (we will attend to this);

(k)	that:

(i)
each party (including, without limitation, the Companies) entered or will enter into, and will perform its obligations under, the Documents and the Notes in good faith for the purpose of and in connection with the carrying on of its business and for its corporate benefit;

(ii)
the Trustee entered into the Documents and the Notes other than the Trust Deed in good faith for the purpose of and in connection with the carrying on of the business of the Fund and the Other Funds, for the benefit of the Fund and the Other Funds and the beneficiaries of the Fund and the Other Funds and (without limiting this) as a proper exercise of its fiduciary duties as trustee of the Fund and the Other Funds;

(iii)
the Security Trustee entered into the Documents other than the Security Trust Deed in good faith for the purpose of and in connection with the carrying on of the business of the security trust created under the Security Trust Deed (Security Trust), for the benefit of the Security Trust and the beneficiaries of the Security Trust and (without limiting this) as a proper exercise of its fiduciary duties as security trustee of the Security Trust; and

(iv)	the Security Trustee has received valuable consideration for entering into the Documents;

(l)
that there is no agreement or arrangement, express or implied, relating to the subject matter of the Documents and the Notes other than the Documents and the Notes themselves and any agreements referred to in the Documents and the Notes;

(m)	that the Companies were solvent at the time of and immediately after entering into the Documents and issuing the Notes;

(n)
that the choice by each party of the laws of New South Wales (or, in the case of the Class A1 Notes Underwriting Agreement and clause 43.1(b) of the Note Trust Deed, the laws of the State of New York and in the case of the Class A2 Notes Subscription Agreement, the laws of England) to govern the Documents is made bona fide, and that the laws of New South Wales, the State of New York and England (as relevant) are not unconnected with the commercial realities of the transactions contemplated by the Documents;

(o)	that PL is licensed as a credit provider in all required States and Territories of Australia in which it is required to be registered (this has been confirmed to us by Craig Cullen at PL);

HENRY DAVIS YORK

(p)
that the opinion issued by Corrs Chambers Westgarth (Corrs) in relation to the Documents and the Notes and dated on or about the date of this opinion and the opinion issued by Corrs in relation to tax and dated on or about the date of this opinion are both true and correct in all respects without reference to any assumption or qualification;

(q)	that:

(i)	no party to a Document or a Note (other than the Companies and the Note Trustee) is a trustee of a trust;

(ii)
the procedures contemplated by clause 4.2 of the Trust Deed have taken place in respect of the Fund (in this regard, we confirm that we have received an email from Craig Cullen of PL dated 23 May 2007 which confirms that PL has received the $110 referred to in the Notice of Creation);

(iii)	the Fund has not vested and will not vest on any day other than the day contemplated by the Trust Deed;

(iv)
the Other Funds have been properly constituted and continue to exist in accordance with the terms of the Trust Deed, that the terms of each of the Other Funds are those contemplated by the Trust Deed, and that PL has been validly appointed as trustee of each of the Other Funds; and

(v)	the Trustee is and at all times will be sole trustee of the Fund and each Other Fund and sole owner of the assets of the Fund and each Other Fund;

(r)
that a person relying on the Documents, the Notes or the Powers of Attorney being binding on the Companies is entitled to make the assumptions set out in section 129 of the Corporations Act in relation to that person;

(s)	that the amendments made to the Trust Deed since its original execution on 4 July 1994 were made effectively and were validly applied to the Other Funds;

(t)	the requirements set out in clause 7.7(a) of the Trust Deed are satisfied in relation to the issue of the Global Notes;

(u)	that the Documents have in fact been executed by an attorney under the relevant Power of Attorney;

(v)
that where, by the terms of any Transaction Document (as defined for the purposes of the Documents), a direction, certification, confirmation, recommendation, consent or approval (Direction) must be given by the Manager or any other person to a Company before it enters into or assumes obligations under a Document, that Direction has in fact been given;

HENRY DAVIS YORK

(w)	that no transaction in connection with the Documents constitutes an insolvent transaction or an unfair loan within the meaning of section 588FC or 588FD respectively of the Corporations Act;

(x)	that no party has contravened or will contravene chapter 2E (Related Party Transactions) of the Corporations Act by entering into any Document or a transaction in connection with any Document;

(y)
that each settlement sum provided for in a Document which declares a trust was in fact settled on the relevant trustee at the time of execution of the Document (in this regard, we confirm that we have received an email from Craig Cullen of PL dated 23 May 2007 which confirms that PL has received the $110 referred to in the Notice of Creation);

(z)	that the formalities for execution required by the law of the place of execution (other than the Relevant Jurisdictions) of each Document have or will be complied with;

(aa)
that none of the parties is a ‘retail client’ as defined in the Corporations Act in respect of any financial product or financial service provided to the party in connection with the Documents (in this regard, we note that, for the purposes of the transactions to which this opinion relates, none of the parties to the Documents should be a ‘retail client’ if the price or value of each of the financial products involved exceeds A$500,000, or such other amount specified in the regulations for the purpose of section 761G(7)(a) of the Corporations Act);

(bb)
that each party who carries on a financial services business in Australia who provides a financial service in connection with the Documents either holds an Australian Financial Services Licence as defined in the Corporations Act covering the provision of the financial service or is exempt from the requirement to hold a licence; and

(cc)	that the Code of Banking Practice does not apply to any transaction or dealing contemplated by the Documents.

The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete in every particular. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify any assumption or are not aware of any circumstance which might affect the correctness of any assumption. However, the partner and lawyers responsible for preparing this opinion (Alex Mufford, Kylie Lowder and Robyn Nairn respectively) are not actually aware that any of the assumptions is incorrect. No assumption specified above is limited by reference to any other assumption.

5.	Qualifications

Our opinion is subject to the following qualifications.

(a)
We have not made any independent investigations or searches other than searches at about 9.00am local time on 5 June 2007 of the public records relating to the Companies available from the on line database of the Australian Securities and Investments Commission (ASIC). Those records may not be complete or up to date in that documents might not be filed at the relevant offices immediately, might no longer be on file, might be replaced, or might otherwise not appear on the file. We have not made any other searches or enquiries or examined any documents filed by any Company with ASIC.

HENRY DAVIS YORK

(b)
The terms “enforceable” or “binding” as used in this opinion mean that the obligations assumed by the relevant party under the relevant document are of a kind which courts of the Relevant Jurisdiction will, in principle, enforce. However, this does not mean that those obligations will be enforced in all circumstances. Enforcement may be refused or limited in the following circumstances in particular:

(i)
a court might in its discretion decline to exercise its jurisdiction over a defendant if it considers that it is not the most appropriate court for the trial of the action and that some other court is more appropriate, or where the parties have agreed to submit disputes arising out of their agreement to the courts of, or arbitration in, another place;

(ii)
where a party is to perform an obligation in a place other than in the jurisdiction of a court, that court will not enforce that obligation to the extent that its performance would be illegal by the laws of that place;

(iii)
a court has discretion whether or not to grant the remedies of specific performance or injunction or other equitable relief and will not normally grant specific performance in respect of a monetary or any other obligation where damages would be an adequate remedy;

(iv)
where there exist such circumstances and defences as lapse of time or prescription, bankruptcy, insolvency, liquidation, administration, receivership, reorganisation, moratorium, equities, liens, set-offs, counterclaims, abatement or any other circumstances or defences which arise from laws which affect creditors’ rights generally;

(v)	a court might not give effect to an indemnity for legal costs incurred by an unsuccessful litigant and might only give limited effect to an indemnity for legal costs incurred by a successful litigant;

(vi)
a court may not give effect to an indemnity in respect of a breach of laws, fraud or any other matter which on the basis of public policy would render the indemnity void or otherwise unenforceable; and

(vii)
enforcement of obligations is subject to general law doctrines or statutory relief in relation to representations, acts, omissions, inconsistent dealings or relations of, by or affecting a party which may preclude, limit or affect the validity, enforceability or binding effect of a Document or a Note.

(c)	We have relied on the Certificate in respect of the matters which it addresses.

HENRY DAVIS YORK

(d)
Where a party or person entitled to the benefit of a Document or a Note is vested with a discretion or may determine a matter in its opinion, the Relevant Laws may require that the discretion is exercised reasonably or that the opinion is based upon reasonable grounds.

(e)
Any provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim relating to such a calculation, determination or certificate.

(f)
We express no opinion on any provision in any document requiring written amendments or waivers of a Document or a Note in so far as it suggests that oral modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or their agents.

(g)
Judgments have been entered in the courts of some Australian states for amounts expressed in currencies other than Australian dollars. Nevertheless, as there has been no judgment of the High Court of Australia on the point, the question of whether a judgment will be entered in the courts of the Relevant Jurisdiction for an amount expressed in other than Australian dollars is not free from doubt.

(h)	A Document or a Note may not be enforceable or admissible in evidence in a particular state or territory of Australia unless any stamp duty payable on it is first paid in that state or territory.

(i)
Any provision of a Document or a Note that imposes an obligation on a party to pay an additional amount of interest on sums that are overdue may not be enforceable if construed by a court as being a penalty rather than a genuine pre-estimate of the loss suffered under the circumstances.

(j)	The question whether a provision in a Document or a Note which is or becomes illegal, invalid or unenforceable may be severed from the other provisions is determined at the discretion of the court.

(k)
A court will not give effect to a choice of laws to govern a Document or a Note or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the place in which the court is situated.

(l)	As regards opinion 6(k):

HENRY DAVIS YORK

(i)
for judgments obtained in the United States of America, there is some doubt as to the enforceability in Australia of original actions or actions for the enforcement of judgments of courts of the United States of America predicated upon the civil liability provisions of the federal securities laws of the United States of America. An unsatisfied judgment in personam for breach of an obligation under the Documents obtained against a Company from any State Court of the State of New York or any Federal Court in the United States of America located in the Southern District of New York (collectively the New York Courts) may, subject to compliance with the rules and procedures of the federal courts of Australia or the Supreme Court of any Relevant Jurisdiction (collectively the Australian Courts), be the subject of an action against that party for the purposes of enabling a corresponding judgment to be obtained and enforced in an Australian Court, but any such foreign judgment may not be recognised, or the action or enforcement may be the subject of a temporary or permanent stay, if it is a judgment which is, amongst other things (as interpreted or applied by that Australian Court):

(A)	not for a fixed or readily ascertainable sum;

(B)	in respect of taxes or any revenue law (including for any fiscal penalty) or a fine or other penalty;

(C)	obtained:

(1)	by fraud;

(2)	contrary to notions of natural justice or public policy under the laws of any Relevant Jurisdiction;

(3)	without limiting (C)(2) hereof, in circumstances where the judgment debtor did not receive notice of the proceedings in sufficient time to enable the judgment debtor to defend; or

(4)	from a court whose jurisdiction is not recognised under the Australian rules of private international law;

(D)	in favour of a person other than the applicant for enforcement or recognition;

(E)	not final and conclusive or is otherwise subject to appeal, dismissal, reversal, setting aside or stay of execution;

(F)	on a cause of action or issues previously adjudicated; or

(G)	of a nature or type which the Australian Court refuses to enforce as a matter of public policy under the laws of the Relevant Jurisdiction.

Further, on the hearing of an action to enforce the foreign judgment, the foreign judgment will not be re-examined on its merits, although:

(A)
if there is a defence (or, arguably material evidence) not available before the New York Court or (arguably) if the judgment was based on a clear or perverse mistake as to the facts or application of Australian law, these factors may be permitted to be raised in defence of enforcement; and

(B)
the defendant may be permitted to raise in those or separate proceedings any counterclaim which it might have raised had the action originally been brought before the Australian Courts unless the subject of the counterclaim was in issue and was decided by the foreign judgment of the New York Court; and

HENRY DAVIS YORK

(ii)
on 27 June 1991 the Foreign Judgments Act 1991 (Cth) became effective. It provides for registration of foreign judgments of certain countries which are listed in the regulations. At the date of this opinion no such regulations have been promulgated with respect to the United States of America and its courts. However, that Act does not state that it operates to the exclusion of the rules of common law or equity which have application in the case of New York Courts in the manner described above. At the date of this opinion regulations have been promulgated with respect to the United Kingdom and its courts. Generally, a final and conclusive enforceable money judgment obtained by noteholders in any of the superior English courts which has not been satisfied would be recognised and enforceable against a Company, by registration, in the relevant Australian court without re-examination of the merits of the case. However, the courts of the Relevant Jurisdictions may in some circumstances decline to recognise or enforce a judgment obtained in proceedings in a superior court of England (English Court) or re-examine the merits of the issues determined by the proceedings in an English Court, including if:

(A)	the English Court had no jurisdiction in the circumstances of the case;

(B)	the defendant of the original proceedings did not receive notice of those proceedings in sufficient time to enable the defendant to defend the proceedings and did not appear;

(C)	the proceedings in the English Court involved a denial of the principles of natural justice;

(D)	the judgment is contrary to the public policy of the Relevant Jurisdiction;

(E)	the judgment was obtained by fraud or duress or was based on a clear mistake of fact;

(F)	the rights under the judgment are not vested in the person by whom the application for registration was made;

(G)	the judgment is a penal or revenue judgment; or

(H)	there has been a prior judgment in another court having jurisdiction in the matter between the same parties concerning the same issues as are dealt with in the judgment of the English Court.

(m)
The Banking (Foreign Exchange) Regulations and other regulations in Australia prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism.

HENRY DAVIS YORK

(n)	A court may require that documents relating to service of process or to proceedings before that court be served in a manner that is not contemplated by the Documents or the Notes.

(o)	Except to the extent expressly set out in this opinion, we express no view on:

(i)	the accuracy or relevance of any representation, warranty or other statement made by any party to a Document or a Note;

(ii)	whether or not any relevant fact or circumstance has been disclosed (whether or not in a Document or a Note) to any person; or

(iii)	the extent to which any party to a Document or a Note is capable of exercising its rights or performing its obligations under the Document or Note.

(p)
We express no view on any of the formulae or financial calculations contemplated by the Documents or the Notes (including, without limiting this, the cashflow allocation methodology or the definitions that support it).

(q)
We express no view on any provision which requires a person to do or not do something that is not clearly identified in the provision, to the extent that a person could be required to do or not do something which is impossible, or something in a manner which is illegal, improper or contrary to public policy.

(r)	We express no view on any undertaking in a Document to comply with another document or agreement, unless that other document or agreement is itself a Document or a Note.

(s)	Any obligation that a party may have to provide information in relation to a person may be limited by duties of confidentiality or the Privacy Act 1988.

(t)
We express no opinion on the revenue consequences (including any applicable taxes or duties) in any jurisdiction (including the Relevant Jurisdictions) of acquiring, holding, originating or transferring the assets of the Fund or the issue, holding and transfer of any debt instruments to be issued by the Fund, or any other matter relating to tax (including, without limiting this, stamp duty, GST or withholding tax).

(u)	We express no opinion whether any obligations of any other parties to the Documents (other than the Companies) are valid and binding.

(v)	We express no opinion whether a covenant not to wind up the Trustee will be enforceable.

(w)	We express no opinion in relation to the nature of, or the Trustee’s title to or obligation in respect of, any asset or intended asset of any Fund.

(x)	Our opinion in regard to the Document listed in paragraph 1(b) is limited to its application to the Fund.

HENRY DAVIS YORK

(y)	We express no opinion on any matter relating to any consumer credit legislation.

(z)
We express no opinion as to and nor have we taken into account the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or any litigation, hearing or judgment pending in any Relevant Jurisdiction, including but not limited to, any matter not yet decided on appeal.

(aa)
We express no opinion as to the effectiveness of clause 43 of the Note Trust Deed to the extent it attempts to provide for the bifurcation of the governing law between the laws of New South Wales and the laws of New York, and have assumed for the purposes of this opinion that the Note Trust Deed is governed in its entirety by the laws of New South Wales.

No qualification specified above is limited by reference to any other qualification.

6.	Opinion

Based upon and subject to the foregoing, we are of the opinion that:

(a)
Each Company is a limited liability corporation duly incorporated and validly existing under the Corporations Act, and is capable of suing and being sued in its own name. In this regard we note that the searches referred to in paragraph 5(a) (which are extracts from public records which are not necessarily accurate or up to date) did not disclose that any proceeding relating to the insolvency, administration or liquidation of any Company has been filed with ASIC.

(b)	Each Company has the legal capacity and corporate power to enter into the Documents, to perform its obligations under the Documents and (in the case of the Trustee) to issue the Notes.

(c)
Each Company has taken all necessary corporate action required of it to authorise the execution and delivery of the Documents and the performance of its obligations under the Documents to which it is a party and, in the case of the Trustee, the issue of the Notes and has validly executed each of the Documents to which it is a party.

(d)
The execution and delivery by each Company of the Documents, the issue by the Trustee of the Notes and the performance by each Company of its obligations under the Documents does not contravene any provision of:

(i)	the Relevant Laws;

(ii)	its constitution;

(iii)	in the case of the Trustee, the Trust Deed; and

(iv)	in the case of the Security Trustee, the Security Trust Deed.

(e)	(i) The Documents constitute legal, valid and binding obligations of each Company enforceable in accordance with their terms.

HENRY DAVIS YORK

(ii)
The Global Notes have been duly executed by an Authorised Signatory of the Trustee and when duly authenticated, delivered and sold in accordance with the terms of the Documents and recorded in the Register in accordance with the Documents, will constitute legal, valid and binding obligations of the Trustee enforceable in accordance with their terms.

(iii)	The Fund has been properly constituted in accordance with the Trust Deed and the other Documents and PL has been validly appointed and is validly existing as trustee of the Fund.

(iv)	The trust constituted by the Security Trust Deed has been properly constituted in accordance with its terms, and PTCL has been validly appointed and is validly existing as trustee of it.

(f)
No approval, authorisation, permission or consent of, or filing, recording or registration with, any public authority, public office or government agency in the Relevant Jurisdiction (other than registration of the Security Trust Deed with ASIC which we understand has been attended to by Corrs) is necessary in connection with the execution and delivery of the Documents and the performance of the Documents by, or the validity or enforceability or admissibility in evidence of the Documents against, the Companies or the issue of the Notes.

(g)
Subject to the terms of the Documents, neither Company is entitled to claim for itself or any of its assets or revenues any right of general immunity or exemption on the grounds of sovereignty or otherwise from suit, execution, attachment or other legal process in respect of its obligations under the Documents or the issue of the Notes in the Relevant Jurisdiction.

(h)
The agreement of each Company in the Documents (other than the Class A1 Notes Underwriting Agreement and the Class A2 Notes Subscription Agreement) that the Documents (other than the Class A1 Notes Underwriting Agreement and the Class A2 Notes Subscription Agreement) are to be governed by and construed in accordance with the laws of New South Wales, and the submission of each Company in the Documents (other than the Class A1 Notes Underwriting Agreement and the Class A2 Notes Subscription Agreement) to the jurisdiction of the courts of New South Wales, are both valid and legally binding on each Company under the Relevant Laws and will be given effect by the courts of the Relevant Jurisdiction.

(i)
The agreement of the Trustee in the Class A1 Notes Underwriting Agreement that the Class A1 Notes Underwriting Agreement is to be governed by and construed in accordance with the laws of the State of New York, and the submission of the Trustee in the Class A1 Notes Underwriting Agreement to the jurisdiction of the courts of the State of New York, are both valid and binding on the Trustee under the Relevant Laws and will be given effect by the courts of the Relevant Jurisdiction.

(j)
The agreement of the Trustee in the Class A2 Notes Subscription Agreement that the Class A2 Notes Subscription Agreement is to be governed by and construed in accordance with the laws of England, and the submission of the Trustee in the Class A2 Subscription Agreement to the jurisdiction of the courts of England, are both valid and legally binding on the Trustee under the Relevant Laws and will be given effect by the courts of the Relevant Jurisdiction.

HENRY DAVIS YORK

(k)
Subject to qualification 5(l), any final and conclusive judgment of any New York State or United States Federal Court sitting in the Borough of Manhattan in the City of New York or the superior courts of England (Foreign Court) having jurisdiction recognised by the Relevant Jurisdiction in respect of an obligation of the Trustee under the Note Trust Deed, the Class A1 Notes Underwriting Agreement or the Class A2 Notes Subscription Agreement (as the case may be), which is for a fixed sum of money and which has not been stayed or satisfied in full, would generally be recognised by and enforceable by action against the Trustee in the courts of the Relevant Jurisdictions without a re-examination of the merits of the issues determined by the proceedings in the Foreign Court.

7.	Benefit

This opinion is addressed to the addressees and may not without our prior written consent be:

(a)	relied on by another person;

(b)	disclosed, except to your legal advisers and to persons who in the ordinary course of your business have access to your papers and records on the basis that they will make no further disclosure; or

(c)	filed with a government or other agency or quoted or referred to in a public document.

With respect to those opinions addressing the due authorisation of the Documents by the Companies, Skadden, Arps, Slate, Meagher & Flom LLP, McKee Nelson LLP, Simmons & Simmons and Corrs may rely on the opinions expressed herein to the same extent as each of them an addressee hereof.

We hereby consent to the filing of this letter with the Commission as an exhibit to a Form 8-K to be filed in connection with the Registration Statement on Form S-3 of the Manager and to the incorporation by reference in the Registration Statement of this letter and to the references to this firm under the heading “Legal Matters” in the prospectus relating to the Fund (Prospectus), without admitting that we are “experts” within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under the Securities Act of 1933 with respect to any part of the Registration Statement or the forms filed in connection with it, including this exhibit.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

HENRY DAVIS YORK

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00am local time on the date of this letter.

Yours faithfully
Henry Davis York

/s/ Alex Mufford

Alex Mufford
Partner
Tel No +61 2 9947 6572
Email alex_mufford@hdy.com.au

Perpetual [LOGO] CORPORATE TRUST
5 June 2007		Perpetual Limited ABN 86 000 431 827 123 Pitt Street Sydney GPO Box 4172 Sydney NSW 2001 Australia DX 365 Sydney Telephone 02 9229 9009 Facsimile 02 9229 9000

Trustee Certificate Perpetual Limited Perpetual Trustee Company Limited

To:	Henry Davis York
44 Martin Place
Sydney NSW 2000
AUSTRALIA

Dear Sir or Madam,

SMHL Global Fund 2007-1 (the “Trust”)

Each of Perpetual Limited (“Trustee”) and Perpetual Trustee Company Limited (“Security Trustee”) refers to the establishment of the Trust and to the establishment of a security trust under the Security Trust Deed dated 2 May 2007 (“Security Trust”) and to the transaction opinion to be issued by Henry Davis York in connection with the Trust securitisation transaction (“Transaction Opinion”).

Capitalised terms used in this Certificate and not otherwise defined have the same meaning given to them in the Transaction Opinion.

For the purposes of issuing the Transaction Opinion, each of the Trustee and the Security Trustee certifies in respect of itself as follows:

(a)	that the constitution of the Trustee and of the Security Trustee which have been provided are the constitutions of the Trustee and the Security Trustee as at the date of this Certificate;

(b)	that all corporate and other action required to authorise:

(i)	the execution and delivery by each of the Trustee and the Security Trustee of the Documents to which it is a party and its Powers of Attorney; and

(ii)	the performance by the Trustee and the Security Trustee of its obligations under the Documents to which it is a party, has been duly taken;

(c)	that all Authorisations referred to in paragraph 6(f) of the Transaction Opinion remain in full force and effect;

(d)	that the Documents to which it is a party and its Powers of Attorney have been executed in the manner approved by the board of directors of the Trustee and the Security Trustee (as applicable);

(e)	that:

(i)	the Trustee is the sole trustee of the Trust; and

(ii)	the Security Trustee is the sole trustee of the Security Trust,

at the time it executed the Documents to which it is a party

(f)	that:

(i)
the Trustee entered into the Documents to which it is a party (other than the Master Trust Deed and the Notice of Creation of Trust) in its capacity as trustee of, and for the purposes of, the Trust and for the benefit of the beneficiaries of the Trust;

(ii)
the Security Trustee entered into the Documents to which it is a party (other than the Security Trust Deed) in its capacity as trustee of, and for the purposes of, the Security Trust and for the benefit of the beneficiaries of the Security Trust;

(g)	the Master Trust Deed has not been revoked, suspended or terminated; and

(h)	to its knowledge, no action has been taken to terminate the Trust or the Security Trust.

We acknowledge that you will rely on the contents of this Certificate in issuing the Transaction Opinion.

/s/ Craig Cullen
Authorised Signatory
PERPETUAL CORPORATE TRUST LIMITED

/s/ Craig Cullen
Authorised Signatory
P.T. LIMITED